Exhibit 23.2


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference of our reports dated February 28, 1997 (except for Note 12, as to which the date is September 26, 1997), and April 30, 1997 (except for Note 15, as to which the date is September 26, 1997) with respect to the financial statements of Arcus Technology Services, Inc. and Arcus Group, Inc., respectively, included in Iron Mountain Incorporated's Current Reports on Form 8-K dated October 30, 1997 and November 25, 1997, into Iron Mountain Incorporated's Registration Statement and related Prospectus filed on or about January 6, 1998 on Form S-8 with the Securities and Exchange Commission.



                                                      /s/  Ernst & Young LLP

                                                           Ernst & Young LLP


Dallas, Texas
January 6, 1998